Exhibit 99.1

FOR FURTHER INFORMATION AT THE COMPANY:

Julia Gouw
Chief Financial Officer
(626) 583-3512

EAST WEST BANCORP REPORTS RECORD EARNINGS OF
$23.5 MILLON OR A 39% INCREASE FOR FIRST QUARTER OF 2005

San Marino, CA - April 14, 2005 - East West Bancorp, Inc. (Nasdaq: EWBC), parent company of East West Bank, one of the nation's premier community banks and a leading institution focused on the Chinese-American and other niche markets, today reported financial results for the first quarter of 2005. Fully diluted earnings per share for the first quarter increased 33% to a record $0.44 from $0.33 in the prior year period.

First Quarter Highlights
  Record net income of $23.5 million, up 39% from prior year
  Return on equity of 18.09%
  Return on assets of 1.52%
  Gross loans increased to a record $5.4 billion
  Total deposits increased to $4.7 billion
  First quarter net interest margin equaled 4.29%
  Total cost of deposits of 1.43% for the quarter
  Total nonperforming assets of 0.14% of total assets
  Efficiency ratio of 37.01%

Financial Summary

First quarter net income was a record $23.5 million, 39% higher than the $16.9 million reported in the prior year. Return on average equity for the first quarter of 2005 increased to 18.09% from the 17.98% in the previous year. The effective tax rate for the quarter equaled 35.8% compared to 34.9% for the first quarter of 2004. Pretax income for the first quarter of 2005 totaled $36.6 million, a 41% increase over the year ago figure. The primary driver for the growth in earnings in the first quarter was an increase in net interest income resulting from loan growth as well as continued operating efficiencies.

"We are pleased with our continued operating performance and financial position and believe we're well positioned for continued healthy growth for the full year 2005. Loan growth and operating efficiency for the first quarter were both in line with our expectations and among the best in our industry," commented Dominic Ng, Chairman, President and CEO of East West. "This was another outstanding quarter, with our highest ever net income and earnings per share, achieved while maintaining exceptional asset quality and loss ratios. Excluding the impact of a loan securitization, the annualized loan growth for the first quarter of 2005 was a notable 24%. We continue to make investments in our operating infrastructure to sustain our continued growth."

Management Guidance

Based upon the performance and interest rate increases in the first quarter 2005, the Company has updated its guidance for full year 2005. Management has increased its estimate for diluted earnings per share from the previously stated range of $1.76 to $1.78 to a new range of $1.82 to $1.84 for the full year 2005. The increased EPS guidance is based on the following assumptions:

  Annualized loan growth of 18% to 20% for the remainder of 2005
  Annualized deposit growth of 15% to 18% for the remainder of 2005
  Annual increase in noninterest expense of 19% to 22%
  An effective tax rate between 36% and 38%
  A stable interest rate environment and a net interest margin between 4.30% and 4.35%

Mr. Ng commented on the Bank's outlook for 2005, "Our outlook for the full year 2005 calls for an approximate 23% growth in EPS, driven primarily by our continued market share gains in our lending and deposit activities. We feel we are well positioned within the industry to perform well in 2005. The growth in the loan portfolio continues to be strong, although at lower levels than the remarkable growth achieved in 2004. We will continue to stay aggressive and focus on the generation of core deposits this year. We believe that an estimate of 23% EPS growth, combined with our dedication to maintaining superior asset quality, demonstrates our commitment to balanced, sustainable shareholder value."

Balance Sheet Summary

At March 31, 2005, total assets were $6.4 billion; a 23% annualized increase above total assets of $6.0 billion at December 31, 2004. The growth in assets was primarily attributable to the growth of the loan portfolio. Gross loans at March 31, 2005 equaled $5.4 billion; a 20% annualized increase from $5.1 billion at year-end 2004. Excluding the impact of $50.4 million in multi-family loans securitized during the first quarter, the annualized loan growth was 24%. Commercial real estate and multifamily loans made the largest contribution to the quarter's growth. Management believes that the underwriting characteristics of its real estate loans provide the most attractive risk profile in the current market and believes that real estate loans and commercial real estate in particular, will continue to account for the majority of loan growth in 2005. Although the loan portfolio growth has moderated from 2004 and is transitioning to more normalized levels, loan origination remains in line with our expectations and our performance has remained superior within the industry.

Average earning assets for the first quarter were $5.9 billion, 48% higher than for the first quarter of 2004. The growth in average earning assets was primarily driven by a 52% increase in average loans to $5.2 billion. The yield on average earning assets for the quarter was 5.85%, an increase from the 5.27% in the year ago quarter. The increase in yield on average earning assets is attributable to the overall increase in market interest rates.

Total deposits at March 31, 2005 were $4.7 billion; a 19% annualized increase over total deposits of $4.5 billion at December 31, 2004. Core deposits at March 31, 2005 totaled $2.4 billion; a 29% annualized increase over year-end 2004. During the first quarter of 2005, the Bank saw the strongest deposit growth in money market and noninterest-bearing demand accounts as a result of the Bank's concerted effort to expand commercial banking relationships.

Average deposits for the first quarter totaled $4.6 billion, 40% above the figure for the prior year period, while average core deposits were $2.3 billion, 34% greater than a year ago. The growth in average deposits was primarily driven by strong increases in time deposits of 45%, money market of 104% and noninterest-bearing demand deposits of 24%. The year-over-year increase in average core deposits is primarily attributable to the expansion of commercial relationships, as well as programs in the retail branches targeted to smaller businesses and retail customers.

The average cost of deposits for the first quarter increased to 1.43% from 0.90% for the first quarter of 2004. The average cost of funds for the first quarter equaled 1.64%, compared to 1.06% for the prior year period. The increase in the cost of deposits and the cost of funds for the year-over-year period is attributable to higher market interest rates. The Bank has made it a continued priority to focus on small to mid-sized commercial customers to increase demand deposits and other core deposits.

Operating Results

Net interest income for the first quarter climbed 48% to a record $62.2 million, representing a net interest margin of 4.29%, which is 4 basis points higher from the year ago figure and reflects a 3 basis point decrease from 4.32% in the previous quarter. The decrease in the margin compared to the previous quarter was due to the increase in the cost of funds, relative to the increase in the yield on earning assets, resulting from recent increases in Fed interest rates and heightened market competition.

East West provided $4.4 million for loan losses during the first quarter of 2005, compared to $3.8 million during the first quarter of 2004. The increased provision reflects the strong rate of growth in loans, offset by the sustained low levels of non-performing assets. Given the current trends in the loan portfolio and anticipated origination activity during 2005, management believes that the provision for loan losses should remain relatively consistent with the first quarter level for the remainder of 2005.

Noninterest income for the first quarter totaled $6.5 million, 19% lower than the year ago level. Core noninterest income for the quarter, which excludes non-recurring gains on sales of loans, securities and other assets, declined to $6.0 million from $6.8 million in the prior year period. The primary reason for the decline in core noninterest income is a $759,000 decrease in income from the sale of loans in the secondary market. We have seen a customer shift from fixed rate mortgages to variable rate and hybrid mortgages as interest rates have steadily increased. As we generally sell fixed rate mortgages in the secondary market and retain the variable rate mortgages in our loan portfolio, there has been a corresponding decrease in income from secondary market activities. Management anticipates core noninterest income for the full year of 2005 to remain at a comparable level to prior year.

Noninterest expense totaled $27.7 million during the first quarter of 2005, up $7.4 million or 36% from the same quarter last year. Although the increase in noninterest expense was significant compared to the year ago figure, there was a minimal increase compared to the previous quarter. Cash operating expenses, which exclude the amortization of intangibles and investments in affordable housing partnerships, totaled $25.4 million for the quarter, a 42% increase over the prior year period. The increase in noninterest expense over the prior year is due to higher compensation related to higher staffing levels, and higher occupancy and other operating expense attributable to overall loan and deposit growth. The acquisition of Trust Bank in August 2004 and the opening of additional in-store branches during the first quarter of 2005 were contributing factors to the Bank's overall growth. Management anticipates that based on the expected continued growth of the Bank in 2005, operating expenses should increase by 19% to 22% for the full year 2005.

East West generated a 37.01% operating efficiency ratio for the first quarter of 2005, compared to 35.84% a year ago. The continued stable efficiency ratio is attributable to overall efforts to increase efficiencies in the Bank's operating platform. Management believes an efficiency ratio for full year 2005 in the 36% to 38% range remains achievable.

The effective tax rate for the first quarter was 35.8% compared to 34.9% a year ago. Management expects an effective tax rate for full year 2005 of between 36% and 38%.

Asset Quality

Asset quality continues to remain well below management's targeted level of risk with total nonperforming assets of $8.7 million, or 0.14% of total assets at March 31, 2005. This compares with $5.9 million, or 0.10% of total assets, at December 31, 2004, and $5.4 million, or 0.12% of total assets, at March 31, 2004. Nonaccrual loans at March 31, 2005 were $3.8 million, or 0.07% of total loans, compared to $4.9 million, or 0.10% of total loans, at December 31, 2004, and $5.4 million, or 0.15% of total loans at March 31, 2004.

Net chargeoffs for the quarter totaled $765,000, or an annualized 0.06% of average loans, a decrease from net chargeoffs of $840,000, or an annualized 0.10% of average loans, for the first quarter of 2004.

Management believes that asset quality continues to remain healthy and that nonperforming assets should continue to be below 0.50% of total assets and that net chargeoffs should remain below an annualized 0.35% for the full year of 2005.

The allowance for loan losses at March 31, 2005 was $53.9 million, or 1.00% of total loans and 1,408% of nonaccrual loans, compared to $42.3 million, or 1.16% of total loans and 786% of nonaccrual loans at March 31, 2004.

Capitalization

East West continues to be well capitalized under all regulatory guidelines, with a Tier I risk-based capital ratio of 9.68%, a total risk-based capital ratio of 10.78% and a Tier I leverage ratio of 8.83%. Total stockholders' equity as of March 31, 2005 was $534.0 million, representing a book value per share of $10.15. East West did not repurchase any shares during the quarter.

About East West

East West Bancorp is a publicly owned company, with $6.4 billion in assets, whose stock is traded on the Nasdaq National Market under the symbol "EWBC". The company's wholly owned subsidiary, East West Bank, is the third largest independent commercial bank headquartered in Los Angeles. East West Bank serves the community with 45 branch locations throughout Los Angeles, Orange, San Francisco, Alameda, Santa Clara, and San Mateo counties and a Beijing Representative Office in China. It is also one of the largest financial institutions in the nation focusing on the Chinese-American community. For more information on East West Bancorp, visit the company's website at www.eastwestbank.com.

Forward-Looking Statements

This release may contain forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in East West Bancorp's Annual Report on Form 10-K for the year ended Dec. 31, 2004 (See Item I -- Business, and Item 7 -- Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; EWBC's ability to efficiently incorporate acquisitions into its operations; the ability of EWBC and its subsidiaries to increase its customer base; the effect of regulatory and legislative action, including recently enacted California tax legislation and an announcement by the state's Franchise Tax Board regarding the taxation of Registered Investment Companies; and regional and general economic conditions. Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. East West expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Bank's expectations of results or any change in events.

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands, except per share amounts)

	March 31,	December 31,
	2005	2004	% Change
Assets
Cash and cash equivalents	$105,052	$93,075	13
Investment securities available-for-sale	604,115	534,552	13
Loans (net of allowance for loan
losses of $53,868 and $50,884)	5,336,061	5,080,454	5
Premiums on deposits acquired, net	7,120	7,723	(8)
Goodwill	43,802	43,702	0
Other assets	274,878	269,374	2
Total assets	$6,371,028	$6,028,880	6

Liabilities and Stockholders' Equity
Deposits	$4,742,125	$4,522,517	5
Short-term borrowings	31,500	-	100
FHLB advances	925,693	860,803	8
Accrued expenses and other liabilities	69,525	62,757	11
Notes payable	10,680	11,018	(3)
Junior subordinated debt	57,476	57,476	0
Total liabilities	5,836,999	5,514,571	6
Stockholders' equity	534,029	514,309	4
Total liabilities and
stockholders' equity	$6,371,028	$6,028,880	6
Book value per share	$10.15	$9.80	4
Number of shares at period end	52,620	52,501	0

	March 31	December 31
Ending Balances	2005	2004	% Change
Loans
Residential first mortgage	$378,387	$327,554	16
Real estate - multifamily	1,185,273	1,121,107	6
Real estate - commercial	2,654,493	2,556,827	4
Real estate - construction	395,889	348,501	14
Commercial	417,953	438,537	(5)
Trade finance	177,657	155,809	14
Consumer	181,992	185,159	(2)
Total gross loans	$5,391,644	$5,133,494	5
Unearned fees, premiums and discounts	(1,715)	(2,156)	(20)
Allowance for loan losses	(53,868)	(50,884)	6
Net loans	$5,336,061	$5,080,454	5

Deposits
Noninterest-bearing demand	$1,171,685	$1,097,851	7
Interest-bearing checking	333,000	334,747	(1)
Money market	623,491	507,949	23
Savings	320,275	340,399	(6)
Total core deposits	2,448,451	2,280,946	7
Time deposits	2,293,674	2,241,571	2
Total deposits	$4,742,125	$4,522,517	5

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
(unaudited)
(Dollars in thousands)

Average Balances
	Quarter Ended March 31,
	2005	2004	% Change
Loans
Residential first mortgage	$350,214	$152,421	130
Real estate - multifamily	1,131,729	832,924	36
Real estate - commercial	2,608,237	1,682,524	55
Real estate - construction	378,008	198,547	90
Commercial	429,448	316,625	36
Trade finance	157,963	120,029	32
Consumer	180,935	149,787	21
Total loans	5,236,534	3,452,857	52
Investment securities	579,986	416,762	39
Earning assets	5,877,973	3,982,620	48
Total assets	6,180,502	4,238,049	46

Deposits
Noninterest-bearing demand	$1,045,326	$842,744	24
Interest-bearing checking	335,850	284,635	18
Money market	617,948	302,759	104
Savings	330,172	304,706	8
Total core deposits	2,329,296	1,734,844	34
Time deposits	2,285,926	1,571,103	45
Total deposits	4,615,222	3,305,947	40
Interest-bearing liabilities	4,534,894	2,961,864	53
Stockholders' equity	520,032	376,995	38

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(In thousands, except per share amounts)

	Quarter Ended March 31,
	2005	2004	% Change

Interest and dividend income	$84,756	$52,145	63
Interest expense	(22,534)	(10,062)	124
Net interest income	62,222	42,083	48
Provision for loan losses	(4,370)	(3,750)	17
Net interest income after
provision for loan losses	57,852	38,333	51
Noninterest income	6,500	8,037	(19)
Noninterest expense	(27,718)	(20,336)	36
Income before taxes	36,634	26,034	41
Income taxes	(13,115)	(9,089)	44
Net income	$23,519	$16,945	39
Net income per share, basic (1)	$0.45	$0.34	32
Net income per share, diluted (1)	$0.44	$0.33	33
Shares used to compute
per share net income:
- Basic (1)	52,245	49,138	6
- Diluted (1)	53,963	50,694	6

	Quarter Ended March 31,
	2005	2004	% Change
Noninterest income:
Letters of credit fees
and commissions	$2,537	$2,113	20
Branch fees	1,593	1,795	(11)
Ancillary loan fees	517	637	(19)
Income from secondary market activities	192	851	(77)
Gain on securities available-for-sale	448	1,194	(62)
Other	1,213	1,447	(16)
Total	$6,500	$8,037	(19)

Noninterest expense:
Compensation and
employee benefits	$12,854	$9,168	40
Occupancy and equipment expense	3,258	2,404	36
Amortization of investments in
affordable housing partnerships	1,681	1,855	(9)
Data processing	569	461	23
Amortization of positive intangibles	603	518	16
Deposit insurance premiums
and regulatory assessments	223	178	25
Other	8,530	5,752	48
Total	$27,718	$20,336	36

(1) Prior period amounts have been restated to reflect the 2 for 1 stock split on June 21, 2004.

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
(unaudited)

Selected Ratios	Quarter Ended March 31,		%
	2005	2004	Change
For The Period
Return on average assets	1.52%	1.60%	(5)
Return on average equity	18.09%	17.98%	1
Interest rate spread	3.83%	3.90%	(2)
Net interest margin	4.29%	4.25%	1
Yield on earning assets	5.85%	5.27%	11
Cost of deposits	1.43%	0.90%	59
Cost of funds	1.64%	1.06%	55
Noninterest expense/average assets (2)	1.65%	1.70%	(3)
Efficiency ratio (2)	37.01%	35.84%	3
Net chargeoffs to average loans (annualized)	0.06%	0.10%	(40)

Period End
Tier 1 risk-based capital ratio	9.68%	9.79%	(1)
Total risk-based capital ratio	10.78%	10.94%	(1)
Tier 1 leverage capital ratio	8.83%	9.52%	(7)
Nonperforming assets to total assets	0.14%	0.12%	17
Nonaccrual loans to total loans	0.07%	0.15%	(53)
Allowance for loan losses to total loans	1.00%	1.16%	(14)
Allowance for loan losses
to nonaccrual loans	1408.31%	786.09%	79

(2) Excludes the amortization of intangibles and investments in affordable housing partnerships.